August 28, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
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RAYMOND JAMES FINANCIAL ANNOUNCES LEADERSHIP CHANGES

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) Chairman and CEO Paul Reilly announced a pair of leadership changes today to strengthen the firm’s strategic planning and execution.

Jeff Dowdle, president of the firm’s Asset Management Group (AMG), has been promoted to Chief Administrative Officer. In addition to continuing as head of AMG, Dowdle will oversee several of the firm’s corporate administration departments along with other budget and administrative responsibilities.

Additionally, Jodi Perry, president of the Independent Contractor Division of Raymond James Financial Services (RJFS-ICD), was approved by the firm’s board of directors to join the company’s Executive Committee.

Both changes are effective immediately.

“With decades of experience at Raymond James, Jeff and Jodi bring informed and diverse perspectives to their respective new roles, and I’m confident they’ll make significant incremental contributions to the firm’s steady growth,” Reilly said.

Dowdle currently oversees the firm’s investment management subsidiaries and fee-based advisory programs. A 27-year veteran of Raymond James, he was previously president of the Asset Management Services division and senior vice president of Raymond James & Associates.

Before her recent promotion to president, Perry was national director of RJFS-ICD and has served in a variety of leadership roles in Asset Management Services, and in RJFS business development and regional management. She began her career with Raymond James in 1994.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,700 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $773 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.